Exhibit 99.1

FOR IMMEDIATE RELEASE

NUZEE BOARD APPOINTS TRACY GING AS A NEW INDEPENDENT DIRECTOR

Plano, Texas— April 12, 2021—NuZee, Inc. (NASDAQ: NUZE) (“NuZee” or “the Company”), a leading U.S. producer and co-packer of specialty single serve pour-over coffee pouches and pour over drip cups today announced the appointment of Tracy Ging to its Board of Directors.

Ging is the Chief Marketing Officer of Kum & Go, a convenience store chain with over 400 locations, and is currently responsible for creating and guiding its growth strategies. From 2012 to 2020, Ging served as the chief business officer for S&D Coffee and Tea, a national coffee and tea manufacturer and a supplier to restaurants and convenience stores. From 2004 to 2012, Ging served as the Deputy Executive Director of the Specialty Coffee Association. She holds a bachelor’s degree in Business and International Affairs from Indiana University and a Master in Communications and Organizational Leadership from Gonzaga University.

Masa Higashida, President and CEO of NuZee, said, “I am delighted to have Tracy as an independent director on NuZee’s board. She is a leader who has a deep understanding of our coffee business and knows how to bring growth, innovation, and company culture to an organization. Her passion for coffee and ability to see growth opportunities will be welcomed.”

About NuZee and Coffee Blenders

NuZee, Inc. (d/b/a Coffee Blenders®) is a specialty coffee company and a leading U.S. single-serve pour-over coffee pouch producer and co-packer. We own sophisticated packing equipment developed in Asia for single serve pour over production. We co-pack single-serve pour-over coffee products for customers in the U.S. market and also co-pack for the South Korean market.

SOURCE NuZee, Inc.